Exhibit 99.1

News Release

Miller Corporate Center

Media Relations:	For Immediate Release

Charles E. Coleman (626) 304-2014

communications@averydennison.com

Investor Relations:

Cynthia S. Guenther (626) 304-2204

investorcom@averydennison.com

AVERY DENNISON REVISES OUTLOOK

FOR FIRST QUARTER 2005

PASADENA, Calif. – April 14, 2005 – Avery Dennison Corporation (NYSE:AVY) today announced that, based on preliminary results for the first quarter of 2005, diluted earnings per share are expected to be approximately $0.10 below the low end of its previous guidance, before costs associated with a previously announced plant closure. The Company had previously said it expected diluted earnings per share for the first quarter would be in the range of $0.71 to $0.78, before costs associated with the plant closure. Severance and transition costs associated with the plant closure are expected to total approximately $0.04 per share for the quarter.

The Company attributed the reduction in its first quarter earnings expectation to an increase in inventory reserves related to a new product in its office and consumer products business and other factors that are not expected to repeat during the balance of the year, as well as higher-than-anticipated spending associated with the Company’s growth initiatives in its Retail Information Services business.

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Reported revenue in the first quarter is expected to be approximately $1.3 billion, 8 percent higher than the first quarter of 2004, and at the low end of the Company’s previously announced guidance. The positive impact of price increases and favorable currency exchange rates was partially offset by slower-than-expected unit volume growth in North America and Europe that affected several businesses late in the quarter.

Avery Dennison plans to provide revised expectations for the balance of the year when the Company announces its actual financial results for the first quarter on April 26, 2005.

“Following a strong January, demand weakened as the quarter progressed,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “While our gross profit margin was in line with our expectations, reflecting the successful execution of planned price increases, the timing of the demand slowdown, combined with a number of unusual expenses, significantly reduced our operating margin for the quarter.”

“Generally speaking, raw material costs have been increasing in line with our expectations. We expect to continue raising prices as needed throughout the balance of the year. At the same time, we will continue to aggressively reduce our operating expenses to reflect current demand trends,” said Neal.

Avery Dennison will host its first quarter 2005 earnings conference call in a live Webcast for investors, equity analysts, portfolio managers and media representatives at 2:00 PM (Eastern time)/11:00 AM (Pacific time) on Tuesday, April 26, 2005. The Webcast will follow the Company’s first quarter 2005 earnings news release which will be issued earlier that morning at 8:30 AM (Eastern time)/5:30 AM (Pacific time).

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The Webcast can be accessed at www.investors.averydennison.com. In addition, an audio replay of the conference call will be available approximately one hour following its conclusion at the same Web address.

Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 company with 2004 sales of $5.3 billion. Avery Dennison employs approximately 21,400 individuals in 47 countries worldwide who apply the Company’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets.

Products offered by Avery Dennison include Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.

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Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; foreign exchange rates; worldwide and local economic conditions; selling prices; impact of legal proceedings, including the U.S. Department of Justice criminal investigation, as well as the European Commission and Canadian Department of Justice investigations, into competitive practices in the label stock industry and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof; impact of epidemiological events on the economy and the Company’s customers and suppliers; successful integration of acquired companies; financial condition and inventory strategies of customers; development, introduction and acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) potential adverse developments in legal proceedings and/or investigations regarding competitive conditions in the label stock industry; (2) the degree to which higher raw material costs can be passed on to customers through price increases, without a significant loss of volume; (3) the impact of economic conditions on underlying demand for the Company’s products, particularly in the U.S. and Western Europe; and (4) availability and cost of certain components used to manufacture adhesives used in some products sold by the Company, an extended shortage of which could disrupt production, resulting in a potentially significant loss of revenue and earnings.